SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )

American Locker Group Incorporated

(Name of Issuer)

Common Stock, $1.00 par value

------------------------------------------

(Title of Class of Securities)

027284108

(CUSIP Number)

December 6, 2007

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

SCHEDULE 13G

CUSIP No. 027284108	Page 2 of 6

1.	NAME OF REPORTING PERSON

Paul B. Luber

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Not applicable

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

84,227

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

84,227

8.	SHARED DISPOSITIVE POWER

0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

84,227

SCHEDULE 13G

CUSIP No. 027284108	Page 3 of 6

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.	TYPE OF REPORTING PERSON

IN

SCHEDULE 13G

CUSIP No. 027284108	Page 4 of 6

ITEM 1	(a)	NAME OF ISSUER

American Locker Group Incorporated

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES
608 Allen Street
Jamestown, NY 14701

ITEM 2	(a)	NAME OF PERSON FILING

Paul B. Luber

	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE OF EACH OF THE PERSONS SPECIFIED IN 2(A) ABOVE
704 Tenth Avenue
Grafton, WI 53024

	(c)	CITIZENSHIP

United States of America

	(d)	TITLE OF CLASS OF SECURITIES

Common Stock

	(e)	CUSIP NUMBER

027284108

ITEM 3.	If this statement is filed pursuant to Sections 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
	(b)	[ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	[ ]	An investment adviser in accordance with Section 13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with Section 13d-1(b)(1)(ii)(F);

SCHEDULE 13G

CUSIP No. 027284108	Page 5 of 6

ITEM 3. Continued	(g)	[ ]	A parent holding company or control person in accordance with Section 13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings association defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with Section 13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a) Amount beneficially owned: 84,227

(b) Percent of Class: 5.4%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 84,227

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 84,227

(iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable

SCHEDULE 13G

CUSIP No. 027284108	Page 6 of 6

ITEM 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of the 14th day of December, 2007.

December 14, 20007
Date

/s/ Paul B. Luber
Signature

Paul B. Luber
Name/Title